                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

    Filed by the registrant |X|
    Filed by a party other than the registrant |_|
    Check the appropriate box:
|_| Preliminary proxy statement
|_| Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
|X| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           RSL COMMUNICATIONS, LTD.
------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):
|X|  No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

------------------------------------------------------------------------------

(3) Filing party:

------------------------------------------------------------------------------

(4) Date filed:

------------------------------------------------------------------------------


--------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]
                           RSL COMMUNICATIONS, LTD.

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

         The Annual General Meeting of Shareholders of RSL COMMUNICATIONS, LTD. (the "Company"), a Bermuda company, will be held at the Southampton Princess Hotel, 101 South Shore Road, Southampton, Bermuda SN02, on May 7, 1998 at 4:00 P.M., for the following purposes:

          1. To elect eight directors to serve on the Company's Board of Directors until the next Annual General Meeting of Shareholders;

          2. To receive and adopt the financial statements of the Company for the Company's fiscal year ended December 31, 1997, together with the auditors' report thereon; and

          3. To appoint Deloitte & Touche LLP as auditors for the Company and to delegate to the Company's Audit Committee the authority to fix the auditors' fee for the current fiscal year.

         Only shareholders of record at the close of business on April 20, 1998 are entitled to notice of and to vote at the meeting and any adjournments thereof.

         The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

                                            By Order of the Board of Directors,

                                            Tucker Hall
                                            Secretary

Hamilton, Bermuda
April 27, 1998


                 IMPORTANT: The prompt return of
                 proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience.

                           RSL COMMUNICATIONS, LTD.

              --------------------------------------------------

                          PROXY STATEMENT FOR ANNUAL
                        GENERAL MEETING OF SHAREHOLDERS

                                  May 7, 1998

              --------------------------------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RSL COMMUNICATIONS, LTD. (the "Company"), a Bermuda company, for use at the Annual General Meeting of Shareholders of the Company (the "Meeting") to be held at the Southampton Princess Hotel, 101 South Shore Road, Southampton, Bermuda SN02, on May 7, 1998 at 4:00 P.M., and at any adjournments thereof.

         Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. In the absence of such directions, the shares will be voted FOR the election of all eight nominees for the Board of Directors, FOR the adoption of the financial statements of the Company for the Company's fiscal year ended December 31, 1997, together with the auditors' report thereon and FOR the appointment of Deloitte & Touche LLP as auditors for the Company and the delegation to the Company's Audit Committee (the "Audit Committee") of the authority to fix the auditors' fee for the current fiscal year.

         The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. In addition, D.F. King & Co., Inc. has been engaged by the Company to act as proxy solicitors and facilitate voting by telephone and will receive fees of $1,500, plus expenses. Shareholders can vote their shares either by signing and returning the proxy card or voting by telephone. Shareholders who hold their shares directly and reside in the United States may vote by telephone by calling 1-800-207-2014. Shareholders who hold their shares directly and reside outside the United States should call 212-269-5550. Shareholders who hold their shares through a bank or broker may vote by telephone by following the instructions they receive from their bank or broker. Officers and regular employees may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.


         The Company's headquarters and registered office is located at Clarendon House, Church Street, Hamilton HM CX Bermuda. The approximate date on which this Proxy Statement and the enclosed form of proxy was first sent to shareholders was April 27, 1998.

                                    VOTING

         Shareholders of record of the Company's Class A common shares, par value $.00457 per share (the "Class A Common Stock"), at the close of business on April 20, 1998 shall be entitled to one vote for each share then held. Shareholders of record of the Company's Class B common shares, par value $.00457 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), at the close of business on April 20, 1998 shall be entitled to 10 votes for each share then held. Holders of shares of Class A Common Stock and holders of shares of Class B Common Stock vote together as a single class. On April 20, 1998, there were issued and outstanding 11,364,196 shares of Class A Common Stock and 30,460,722 shares of Class B Common Stock.

         Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the Meeting constitutes a quorum as to each such matter. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to the shareholders because shares held by a broker are not considered to be entitled to vote on matters as to which brokers lack (or elect not to exercise) discretionary power.

         The Board of Directors does not intend to present and knows of no others who intend to present at the Meeting any matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders. If other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

         Any proposal of an eligible shareholder intended to be presented at the next annual general meeting of shareholders of the Company must be received by the Company by December 28, 1998, to be eligible for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 20, 1998 with respect to the beneficial ownership of the Common Stock and also sets forth certain information with respect to voting power as of such date by each director and nominee for director of the Company, by the Company's Chief Executive Officer, by each of the Company's four other most highly compensated executive officers and by all directors, nominees for director and executive officers as a group and by each shareholder known by the Company to beneficially own more than 5% of any class of the Company's outstanding voting securities, except as otherwise noted in footnote 1 to the table. Each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person, except as otherwise noted in the footnotes to the table.



                                                BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP
                                                         OF                           OF
                                              CLASS A COMMON STOCK(1)(2)     CLASS B COMMON STOCK(2)            COMMON STOCK(2)
                                              --------------------------     -----------------------            ---------------
                                                                                                               % OF
                                                                                                              VOTING    % OWNER-
                                              NUMBER           PERCENT       NUMBER           PERCENT        POWER(3)    SHIP(3)
                                              ------           -------       ------           -------        --------    -------
Ronald S. Lauder (4)(5)(6)(7)(8).......         48,464            *          18,086,296          62.5%          59.8%       42.9%
Itzhak Fisher (4)(9)...................         -                 -           4,590,986          16.1           15.4        11.0
Leonard A. Lauder (4)(6)(7)(8)(10).....         -                 -           6,399,831          22.5           21.5        15.3
EL/RSLG Media, Inc. (4)(8).............         -                 -           1,786,350           6.3            6.0         4.3
RSL Investments Corporation (4)(5).....         -                 -           9,348,563          32.9           31.4        22.4
Jacob Z. Schuster (4)(11)..............         -                 -           1,720,715           6.0            5.8         4.1
Gustavo A. Cisneros (12)...............      1,408,629          10.5%          -                   -              *          3.4
Nir Tarlovsky (4)(13)..................        717,804           5.3            345,301(14)       1.2            1.4         2.5
Nesim Bildirici (15)...................        547,499           4.0            178,513            *              *          1.7
Mark J. Hirschhorn.....................         62,305            *            -                   -              *           *
Eugene Sekulow (16)....................         43,800            *            -                   -              *           *
Fred H. Langhammer.....................         12,226            *            -                   -              *           *
Richard Williams (17)..................        350,400           2.6           -                   -              *           *
Nicolas G. Trollope (18)...............          1,000            *            -                   -              *           *
Andrew Gaspar (4)(6)(7)(19)............      2,005,641          15.0          1,170,497           4.1            4.6         7.6

Bukfenc, Inc. (19)(20).................      1,953,033          14.6           -                   -              *          4.7
All directors, nominees for director and
 executive officers as a group
 (19 persons)(21)......................      5,335,223          37.1         28,364,795          98.1           95.2        77.8

Essex Investment Management Company (22)     1,090,530           8.2           -                   -              *          2.6
Nicholas-Applegate Capital Management (23)     683,600           5.1           -                   -              *          1.6


---------------

*    Less than 1%.

(1) Does not include (i) 28,914,981 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of warrants held by Ronald S. Lauder (the "Lauder Warrants")) or (ii) 1,128,866 shares of Class A Common Stock issuable upon the exercise of certain other outstanding warrants (the "Warrants") issued in connection with a $300.0 million debt offering by one of the Company's subsidiaries in 1996. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis. The Company has an effective shelf registration statement covering (i) the issuance to the holders of the Warrants of 1,152,715 shares of Class A Common Stock underlying the Warrants and (ii) the sale of 300,000 shares of Class A Common Stock by Bukfenc, Inc., a corporation wholly owned by Andrew Gaspar, who is currently a director of the Company but is not standing for re-election to the Board of Directors of the Company, and members of his family. The registration of the shares underlying the Warrants was required pursuant to a registration rights agreement entered into in connection with the issuance of the Warrants. The Company was required to register Bukfenc, Inc.'s shares pursuant to previously granted registration rights. Mr. Gaspar is not involved in the day-to-day management of the Company and his sale represented 8.6% of his deemed beneficial ownership in the Company.

(2) Mr. Gaspar is in the process of converting certain shares of Class B Common Stock beneficially owned by him directly and through Bukfenc, Inc. and Buckfenc, LLC into an equal number of shares of Class A Common Stock. Such shares of Class B Common Stock are included in the number of outstanding shares of Class B Common Stock set forth at page 1 of this Proxy Statement and for purposes of the meeting (and, therefore, Mr. Gaspar is entitled to 10 votes for each such share) but for purposes of the foregoing table (including this note and the other footnotes thereto) are treated as if they were outstanding shares of Class A Common Stock on April 20, 1998
     (on which date Mr. Gaspar did not beneficially own any shares of Class A Common Stock). See note 19.

(3) Represents the percentage of total voting power and the percentage ownership of the Common Stock beneficially owned by each identified shareholder and all directors, nominees for director and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the only authorized classes of the Company's capital stock with shares outstanding.

(4) The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New York, New York 10153.


                                            (footnotes continued on next page)

(footnotes continued from previous page)

(5) Includes (a) 48,464 shares of Class A Common Stock owned directly by Ronald S. Lauder; (b) 261,407 shares of Class B Common Stock owned by R.S. Lauder, Gaspar & Co., L.P. ("RSLAG") (see note 7); (c) 909,090 shares of Class B Common Stock owned by Lauder Gaspar Ventures LLC ("LGV") (see note 6); (d) 9,348,563 shares of Class B Common Stock owned by RSL Investments Corporation, a corporation wholly-owned by Mr. Lauder;
     (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG Media, Inc. ("EL/RSLG") (see note 8); (f) 893,175 shares of Class B Common Stock owned by RAJ Family Partners L.P., of which Mr. Lauder is a limited partner and a shareholder of the general partner; (g) 4,427,811 shares of Class B Common Stock owned directly by Ronald S. Lauder; and (h) 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants. Mr. Lauder disclaims beneficial ownership of some of the shares owned by RSLAG, LGV, EL/RSLG and RAJ Family Partners, L.P.

(6)  Andrew Gaspar is managing member of LGV and Ronald S. Lauder and Leonard
     A. Lauder are both members with substantial ownership interests in LGV, and as such each may be deemed to beneficially own all of the shares of Class B Common Stock owned by LGV. Such shares, however, are only included once in the computation of shares beneficially owned by directors, nominees for director and executive officers as a group. The managing member of LGV has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.

     On March 20, 1998, LGV distributed an aggregate of 1,149,669 shares of Class B Common Stock to its members on a pro-rata basis. As a result of such distribution, (a) 571,727 shares of Class B Common Stock were transferred to Ronald S. Lauder; (b) 571,727 shares of Class B Common Stock were transferred to Leonard A. Lauder; (c) an aggregate of 4,972 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc, LLC (see notes 2 and 19); and (d) 909,090 shares of Class B Common Stock remain in LGV.

(7) Andrew Gaspar is president of the corporate general partner of RSLAG, and Ronald S. Lauder is directly and indirectly the owner of a majority of the of the limited partnership interests in RSLAG, and, as, nominees for director such, may be deemed to beneficially own all of the shares of Class B Common Stock owned by RSLG. The general partner of RSLAG has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald
     S. Lauder allocable interest in such shares as directed by him. In addition, Leonard A. Lauder owns limited partnership interests in RSLAG. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares. The shares of Class B Common Stock owned by RSLAG which may be deemed to be beneficially owned by Ronald S. Lauder, Andrew Gaspar and Leonard A. Lauder are only included once in the computation of shares beneficially owned by directors, nominees for director and executive officers as a group.

     On March 20, 1998, RSLAG distributed an aggregate of 16,366,325 shares of Class B Common Stock to its partners on a pro-rata basis. As a result of such distribution, (a) an aggregate of 12,028,088 shares of Class B Common Stock were transferred to certain entities over which Ronald S. Lauder has control or the stock holdings of which he may be deemed to have beneficial ownership; (b) an aggregate of 3,274,975 shares of Class B Common Stock were transferred to Leonard A. Lauder and certain entities over which he has control or the stock holdings of which he may be deemed to have beneficial ownership; (c) an aggregate of 2,300,669 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc, Inc. (see notes 2, 19 and 20); and (d) 261,407 shares of Class B Common Stock remain in RSLAG.

(8) The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and The 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG's outstanding common stock. As such, Ronald S. Lauder and Leonard
     A. Lauder may each be deemed to beneficially own all of the shares of Class B Common Stock owned by EL/RSLG. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of such shares. Such shares, however, are only included once in the computation of shares beneficially owned by directors, nominees for director and executive officers as a group.

(9) Such shares are owned by Fisher Investment Partners, L.P., a Delaware limited partnership, of which Itzhak Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of such shares.

(10) Includes (a) an aggregate of 1,170,497 shares of Common Stock owned by LGV and RSLAG (see notes 6 and 7); (b) 2,196,558 shares of Class B Common Stock owned directly by Leonard A. Lauder; (c) 4,866 shares of Class B Common Stock owned by Mr. Lauder's wife; (d) 348,385 shares of Class B Common Stock owned by LAL Family Partners, L.P., of which Mr. Lauder is a general partner; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG (see note 8); and (f) 893,175 shares of Class B Common Stock owned by LWG Family Partners, L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of some of the shares owned by RSLAG, LGV, EL/RSLG and LWG Family Partners, L.P. and all of the shares of Class B Common Stock owned by his wife.

(11) Such shares are owned by Schuster Family Partners I, L.P., a New York limited partnership, of which Jacob Z. Schuster is the sole general partner and the limited partners of which are certain of Mr. Schuster's children. Mr. Schuster disclaims beneficial ownership of such shares.

(12) Such shares are owned by Coral Gate Investments Ltd. ("Coral Gate"), an investment business company organized under the laws of the British Virgin Islands, which is beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address for Gustavo A. Cisneros is c/o Highgate Properties, Inc., 36 East 61st Street, New York,

     New York 10021.

(13) Includes 525,677 shares of Class A Common Stock owned directly by Mr. Tarlovsky and 192,127 shares of Class A Common Stock Common Stock issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Tarlovsky under the 1995 Plan.

(14) Such shares are owned by Tarlovsky Investment Partners, L.P., a Delaware limited partnership of which Nir Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner. Mr. Tarlovsky disclaims beneficial ownership of such shares.

                                            (footnotes continued on next page)

(footnotes continued from previous page)

(15) Consists of 202,561 shares of Class A Common Stock owned directly by Mr. Bildirici and 344,938 shares of Class A Common Stock issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Bildirici under the 1995 Plan.

(16) Consists of 43,800 shares of Class A Common Stock issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Sekulow under the 1995 Plan.

(17) Consists of 350,400 shares of Class A Common Stock issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Williams under the 1995 Plan.

(18) Such shares are owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.

(19) Includes (a) 48,879 shares of Class A Common Stock owned directly by Mr. Gaspar; (b) an aggregate of 1,170,497 shares of Class A Common Stock owned by LGV and RSLAG (see notes 6 and 7); (c) 2,253,033 shares of Class A Common Stock owned by Bukfenc, Inc., a corporation wholly owned by Mr. Gaspar and members of his family; and (d) 3,729 shares of Class A Common Stock owned by Bukfenc, LLC, a limited liability company, of which Mr. Gaspar and members of his family are the only members.


(20) Mr. Gaspar disclaims beneficial ownership of some of such shares. The address for Bukfenc, Inc. is 122 Salem Road, East Hills, New York 11577. See note 19.

(21) Includes 1,019,595 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to certain of the directors, nominee for directors and executive officers as a group.

     In addition, the following directors, nominee for directors and executive officers hold the number of non-exercisable options to purchase the number of shares of Class A Common Stock indicated: Ronald S. Lauder, 6,818; Itzhak Fisher, 432,856; Leonard A. Lauder, 2,273; Gustavo Cisneros, 2,273; Fred Langhammer, 3,409; Andrew Gaspar, 3,409; executive officers (not including executive officers that are also directors) as a group, 283,678.

(22) Information as to shares owned by Essex Investment Management Company, an investment adviser registered under Section 203 of the Investment
     Advisers Act of 1940, is as of March 31, 1998, and is taken from a
     Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") on April 9, 1998. The address for Essex Investment Management Company is 125 High Street, Boston, Massachusetts 02110.

(23) Information as to the shares owned by Nicholas-Applegate Capital Management, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is as of December 31, 1997, and is taken from a Schedule 13G filed with the Commission on February 3, 1998. The address for Nicholas-Applegate Capital Management is 600 West Broadway, 29th Floor, San Diego, California 92101.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

         Eight directors will be elected at the Meeting to the Company's Board of Directors to hold office, subject to death, removal or resignation, until the Company's next annual general meeting of shareholders and thereafter until their successors have been elected and qualified.

         The election of directors requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the election of persons listed below. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. All nominees are currently directors. There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director with the exception of Mr. Fisher, the Company's Chief Executive Officer. The Company is obligated under Mr. Fisher's employment agreement to use its best efforts to ensure that Mr. Fisher continues to serve as a director. For additional information relating to Mr. Fisher's employment agreement with the Company, see the discussion on page 11 of this Proxy Statement.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

                                                                                                                Year
                                                                                                              Became a
         Name of Nominee                                Positions(s)                            Age           Director
         ---------------                                ------------                            ---           --------
Ronald S. Lauder                   Director and Chairman of the Board                           54              1994

Itzhak Fisher                      Director, President and Chief Executive Officer              42              1994

Jacob Z. Schuster                  Director, Executive Vice President, Chief Financial          49              1994
                                      Officer, Assistant Secretary and Treasurer

Gustavo A. Cisneros                Director                                                     52              1997

Fred H. Langhammer                 Director                                                     54              1997

Leonard A. Lauder                  Director                                                     65              1997

Eugene A. Sekulow                  Director                                                     66              1995

Nicolas G. Trollope                Director                                                     50              1996

--------------------------------

         Set forth below is certain information with respect to the nominees to the Company's Board of Directors.

         Ronald S. Lauder co-founded the Company, has served as its Chairman since 1994 and is the principal and controlling shareholder of the Company. He is also a founder and has served as the non-executive Chairman of the Board of Central European Media Enterprises Ltd. ("CME"), an owner and operator of commercial television stations and networks in Central and Eastern Europe since 1994. Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ("Estee Lauder") and has served as Chairman of Estee Lauder International, Inc. and Chairman of Clinique Laboratories, Inc. since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987, Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, Treasurer of the World Jewish Congress, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.

         Itzhak Fisher, a co-founder of the Company, has been a director, President and Chief Executive Officer of the Company since its inception in 1994. From 1992 to 1994, Mr. Fisher served as General Manager of Clalcom Inc., the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation ("Clal"). Prior to joining Clal, from 1990 to 1992, Mr. Fisher served as the Special Consultant to the President of BEZEQ, the Israel Telecommunication Corp. Ltd., Israel's national telecommunications company. Mr. Fisher previously was a consultant to Mobil Oil Corporation, in the telecommunications field. In addition, Mr. Fisher co-founded Medic Media, Inc., a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its President and Chief Executive Officer.

         Jacob Z. Schuster has been a director, Secretary or Assistant Secretary, Treasurer and Executive Vice President of the Company since 1994 and has been Chief Financial Officer of the Company since February 1997. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. ("Goldman Sachs"). Mr. Schuster has been President and Treasurer of RSL Management Corporation ("RSL Management") since November 1995 and Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman Sachs in 1980, was made a General Partner in 1986 and served as Treasurer of the firm from 1985 until his retirement from the firm in 1992. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.

         Gustavo A. Cisneros has been a director of the Company since March 1997. For more than five years, Mr. Cisneros, together with other members of his family or trusts established for their benefit, has owned direct or indirect beneficial interests in certain companies that own or are engaged in a number of diverse commercial enterprises principally in Venezuela, the United States, Brazil, Chile and Mexico. Mr. Cisneros has also been the Chairman of the Board of Directors of Pueblo Xtra International, Inc., a holding company which owns all of the common stock of Pueblo International, Inc., a company engaged in the business of operating supermarkets and video rental outlets, since June 1993 and a Director of Univision Communications Inc., a Spanish-language television broadcasting company, since May 1994.

         Fred H. Langhammer, a director of the Company since September 1997,

has been President of Estee Lauder since 1995, Chief Operating Officer of Estee Lauder since 1985, a director of Estee Lauder since November 1995, and was Executive Vice President of Estee Lauder from 1985 until 1995. Mr. Langhammer joined Estee Lauder in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of Estee Lauder's operations in Germany. Prior to joining Estee Lauder, Mr. Langhammer was General Manager of Dodwell (Japan), a global trading company. He is a member of the Board of Directors of the Cosmetics, Toiletries and Fragrance Association, an industry group, and serves on the Board of the American Institute for Contemporary German Studies at Johns Hopkins University.

         Leonard A. Lauder has been a director of the Company since March 1997. Mr. Lauder is a principal shareholder and, since 1982, has served as Chief Executive Officer of Estee Lauder and was President of Estee Lauder from 1972 until 1995. He became Chairman of the Board of Directors of Estee Lauder in 1995. He has been a director of Estee Lauder since 1958. Mr. Lauder formally joined Estee Lauder in 1958 after serving as an officer in the United States Navy. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

         Eugene A. Sekulow has been a director of the Company since September 1995. Until his retirement in December 1993, Mr. Sekulow served as Executive Vice President-International of NYNEX Corporation, having served as President of NYNEX International Company from 1986 to 1991. Prior to joining NYNEX International Company, Mr. Sekulow had served as President of RCA International, Ltd. since 1973. Mr. Sekulow previously served as a member of the United States State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.

         Nicolas G. Trollope, a director of the Company since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope has been with Conyers, Dill & Pearman since 1975. Mr. Trollope has served as a director of CME since June 1994 and also serves as vice president and secretary of CME.

         Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any director or executive officer of the Company.

Number of Directors

         The Board of Directors believes that it is in the best interests of the Company and its shareholders that the Company have independent directors with outstanding achievement in their personal careers, broad business experience and skills, an understanding of the Company's business environment and an ability to make independent analytical inquiries and who can provide the Company with the benefit of their insights and devote adequate time to Board duties. To this end, in September 1997, shareholders of the Company approved a proposal to increase the maximum number of directors to 11. The Board of Directors intends to continue to seek out additional candidates for appointment to the Board of Directors when appropriate, or to fill the three vacancies that presently exist on the Board of Directors. At this Meeting, the proxies cannot be voted for a greater number of persons than the number of nominees set forth above.

Committees and Meetings of the Board of Directors

         During the fiscal year ended December 31, 1997, the Board of Directors met, or acted by unanimous written consent, on 11 occasions. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board on which they serve. The compensation of directors is described on page 11 of this Proxy Statement. Directors do not receive additional compensation for attending Board of Directors' or committee meetings.

         The Company's Board of Directors (the "Board of Directors") has an Executive Committee (the "Executive Committee"), a Compensation Committee (the "Compensation Committee") and the Audit Committee.

         Executive Committee

         The Executive Committee is currently composed of Ronald S. Lauder, Andrew Gaspar, Itzhak Fisher, Jacob Z. Schuster and Eugene A. Sekulow. Mr. Gaspar is not standing for re-election to the Company's Board of Directors and, as of the date of the Meeting, will no longer be a member of the Executive Committee. A majority of the members of the Executive Committee must approve any action taken by the Executive Committee. During the period between meetings of the Board of Directors, the Executive Committee has all powers and authority of the Board of Directors to manage the Company's business, except that the Executive Committee, acting alone, cannot (i) amend the Company's Memorandum of Association or Bye-laws (which also requires shareholder approval); (ii) adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of the Company's property and assets; or (iii) approve or recommend to the Company's shareholders a dissolution of the Company. The Executive Committee met, or acted by unanimous written consent, six times in 1997.

         Compensation Committee

         The Compensation Committee is currently composed of Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During a portion of 1997, Andrew Gaspar and Itzhak Fisher were members of the Compensation Committee. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's stock option and compensation plans, including the 1995 Plan, the Company's 1997 Performance Incentive Plan (the "1997 Performance Plan"), 1997 Stock Incentive Plan (the

"1997 Plan") and 1997 Directors' Compensation Plan (the "Directors' Plan"). The Compensation Committee met one time in 1997.

         Audit Committee

         The Audit Committee is currently composed of Ronald S. Lauder, Eugene
A. Sekulow and Fred H. Langhammer and is charged with (i) recommending the engagement of independent accountants to audit the Company's financial statements, (ii) discussing the scope and results of the audit with the independent accountants, (iii) reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements and (iv) performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. During a portion of 1997, Itzhak Fisher was a member of the Audit Committee. The Audit Committee met one time in 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company believes that, during the fiscal year ended December 31, 1997, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") applicable to its officers, directors and greater than 10 percent beneficial owners were complied with on a timely basis, except that Mr. Ronald S. Lauder, Chairman of the Board of Directors, a director and greater than 10 percent beneficial owner filed two days late one Form 4 covering two transactions and Mr. Leonard A. Lauder, a director and greater than 10 percent beneficial owner, filed two days late one Form 4 covering three transactions.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's current Chief Executive Officer and four other most highly compensated executive officers for services rendered in all capacities to the Company in the last two fiscal years (together, the "Named Executive Officers").


                                                                                                              LONG-TERM
                                                                                                             COMPENSATION
                                                                                                             ------------
                                                                                                                AWARDS
                                                                                                                ------
                                                                                  ANNUAL                      SECURITIES
                                                                               COMPENSATION                   UNDERLYING
                                                                               ------------                    OPTIONS/
                                                                YEAR      SALARY        BONUS (1)              SARS (#)
                                                                ----      ------        ---------             ---------
Itzhak Fisher...............................................  1997        $400,000        $650,000              432,856
  President and Chief Executive Officer.....................  1996         350,000         150,000                -

Nir Tarlovsky...............................................  1997         187,500         300,000                -
  Vice President of Business Development....................  1996         178,000          75,000                -

Richard E. Williams (2).....................................  1997         240,000         165,000              350,400
  President and Chief Executive Officer of RSL COM Europe,
  Ltd.......................................................  1996         172,000          50,000                -

Nesim N. Bildirici (3)......................................  1997         185,000         300,000                -
  Vice President of Mergers and Acquisitions................  1996         165,000          75,000                -

Mark J. Hirschhorn..........................................  1997         155,000         232,500               16,206
  Vice President--Finance...................................  1996         140,000          50,000               93,294

---------------

(1) Annual bonuses received are reported in the year earned, whether paid in that year or in the following year. Bonuses for 1997 were determined pursuant to the 1997 Performance Plan described below and paid in the first quarter of 1998 following receipt of 1997 audited financial results.

(2) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British pounds to U.S. dollars for the periods covered.

(3) Mr. Bildirici is employed by the Company but, during 1996, was employed by both the Company and RSLAG. For purposes of this Proxy Statement, he is treated as an employee of the Company only for the relevant periods.

          No other annual compensation, restricted stock awards, stock appreciation rights ("SARs") or long-term incentive plan payouts or other compensation (all as defined in the regulations of the Commission) were awarded to, earned by or paid to the Named Executive Officers during 1996 or 1997.

Option Grants In Last Fiscal Year

          The following table sets forth information with respect to grants of stock options to purchase Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                                INDIVIDUAL GRANTS
                                         ---------------------------------------------------------------
                                           NUMBER OF         % OF TOTAL     EXERCISE
                                           SECURITIES        OPTION/SARS       OR
                                           UNDERLYING        GRANTED TO       BASE
                                          OPTIONS/SARS        EMPLOYEES       PRICE
                                            GRANTED           IN FISCAL       (PER                              GRANT DATE
NAME                                          (#)               YEAR         SHARE)      EXPIRATION DATE     PRESENT VALUE(1)
----                                      ------------       -----------    --------     ---------------     ----------------
Itzhak Fisher(2)......................      432,856             29.7         $22.00          10/5/04            $4,297,105
Nir Tarlovsky.........................         -                  -             -               -                    -
Richard E. Williams(3)................      350,400             24.0         .00457          10/5/07             7,707,325
Mark Hirschhorn(4)....................       16,206              1.1         .00457           1/1/07               344,329
Nesim N. Bildirici....................         -                  -             -               -                    -

---------------

(1) The grant date present value has been calculated as of the grant dates, which dates were October 6, 1997, October 3, 1997 and January 1, 1997 for Itzhak Fisher, Richard E. Williams and Mark J. Hirschhorn, respectively, using a variant of the Black-Scholes option pricing model. In applying the model, the Company assumed a three-month volatility of 45%, a 5.62% risk-free rate of return and a 10-year option term. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Class A Common Stock on the date of exercise.

(2) Shares issuable upon the exercise of options granted under the 1997 Plan pursuant to Mr. Fisher's employment agreement dated September 2, 1997. The exercise price per share is initially $22.00 and is increased on the first day of each calendar quarter after the date of grant, compounded annually, equal to one-quarter of the yield to maturity on U.S. Treasury Securities having a maturity, at the time of grant of the options, approximately equal to seven years. Forty percent of the options are exercisable on December 31, 2000, 70% are exercisable on December 31, 2001 and 100% are exercisable on December 31, 2002.


(3) Shares of Class A Common Stock issuable upon the exercise of options issued on October 6, 1997. In connection with an employment agreement dated as of August 5, 1995 between Mr. Williams and the Company, Mr. Williams was granted the RSL Europe Option Rights (as defined below), which rights were exchanged for the above-listed options.

(4) Shares of Class A Common Stock issuable upon the exercise of options granted on January 1, 1997, under the 1995 Plan. The options became fully vested on January 1, 1998.

Fiscal Year-End Option Values

         The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1997 by the Named Executive Officers and the value at December 31, 1997 of unexercised stock options held by the Named Executive Officers.

                                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                           OPTIONS/SARS AT                 OPTIONS/SARS AT
                            SHARES ACQUIRED ON          VALUE                 FY-END (#)                    FY-END($)(2)
NAME                           EXERCISE (#)          REALIZED(1)      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----                           ------------          -----------      -------------------------       -------------------------
Itzhak Fisher.............           0                    0                   0/432,856                          0/0
Nir Tarlovsky.............        509,580            $13,121,452              0/366,420                      0/8,061,073
Richard E. Williams.......           0                    0                   350,400/0                      7,707,325/0
Mark Hirschhorn...........           0                    0                 62,196/47,304                 1,268,798/990,857
Nesim N. Bildirici.......         202,561              5,215,819              0/344,938                      0/7,588,478


                                                      (footnotes on next page)

(footnotes from previous page)

(1) Represents the difference between the closing price of the Class A Common Stock on the date of exercise (as quoted on The Nasdaq National Market published in The Wall Street Journal) and the option exercise price multiplied by the number of shares underlying the options exercised. Mr. Tarlovsky and Mr. Bildirici continue to hold the shares received on exercise.

(2)  The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Class A Common Stock on December 31, 1997 ($22.00 per share, as quoted on The Nasdaq National Market published in The Wall Street Journal) and the option exercise price.

Compensation of Directors

         The Company believes that the interests of its non-employee directors should be aligned with the interests of the Company's shareholders. To this end, the Company asks such directors to make investments in the Class A Common Stock and compensates such directors for their services to the Company principally through the grant of stock options and stock awards. The Company also encourages such directors to hold their shares and options as long as they are on the Board of Directors (except for transfers for estate and tax planning and personal liquidity needs).

         With respect to the ownership of Class A Common Stock future directors generally will be required, prior to joining the Board, to purchase, at the then fair market value, shares of Class A Common Stock either in the market or, if trading restrictions apply, from the Company.

          Directors' Plan

         The purposes of the Directors' Plan are to enable the Company to attract, retain and motivate the best qualified directors and to enhance a long-term mutuality of interest between the directors and shareholders of the Company by granting them shares of, and options to purchase shares of, Class A Common Stock.

         Under the Directors' Plan, on the first business day following each annual meeting of the Company's shareholders during the 10-year term of the Directors' Plan, each non-employee director (including for these purposes, the Chairman of the Board of Directors), will be granted options to acquire a number of shares of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000 ($150,000 in the case of Ronald S. Lauder in his capacity as Chairman of the Board of Directors). Each such option will have a 10-year term. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, based on the yield to maturity of United States Treasury Securities having a maturity approximately equal to the term of such options. Options granted under the Directors' Plan become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. The maximum number of shares that may be issued under the Directors Plan is 250,000.

Employment Arrangements

         Each of the Company and International Telecommunications Group, Ltd. ("ITG"), a wholly-owned subsidiary of the Company, has entered into an employment agreement with Itzhak Fisher, which commenced on October 6, 1997 and will terminate on December 31, 2002. The employment agreements provide that Mr. Fisher is to serve as President and Chief Executive Officer of the Company and specify certain of his other duties and reporting responsibilities. The Company is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director and member of the Executive Committee of the Company, and ITG is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director of ITG. Under the employment agreements, Mr. Fisher is entitled to receive, in the aggregate, a base salary of $400,000, increased by not less than $50,000 on each January 1, commencing January 1, 1999, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. In no event may Mr. Fisher's base salary, in the aggregate, be less than $50,000 more than the aggregate base salary of any other executive officer of the Company. The employment agreements also provide that Mr. Fisher is to be a participant in the 1997 Performance Plan (which generally outlines the bonus plan for 1997 and future years). In addition, Mr. Fisher is eligible to receive cash bonuses of $1,500,000 and $1,000,000 if the total return to the Company's shareholders from the date of the closing of the Initial Public Offering (October 6, 1997) to December 31, 2000 and December
31, 2002, respectively, exceeds the return to common shareholders of (i) the companies included in the peer group or line of business index in the Company's proxy statement for that period (see page 18 of this Proxy
Statement) or (ii) if not included in such proxy statement, a group of companies agreed to by the Executive and Compensation Committees as representing comparable investment opportunities as the Company for the same periods. If Mr. Fisher's employment is terminated for any reason other than by the Company for Cause (as defined) or by Mr. Fisher without Good Reason (as defined, including in the event of a change in control), Mr. Fisher is entitled to a pro-rated bonus if the total return objective is achieved through the date of such termination. Pursuant to the employment agreements, upon the closing of the Company's initial public offering (which closed on October 6, 1997 (the "Initial Public Offering")), Mr. Fisher was granted options under the 1997 Plan to purchase 432,856 shares of Class A Common Stock representing 1.0% of the outstanding Common Stock on a fully-diluted basis. Forty percent of such options will be exercisable on December 31, 2000, an additional 30% on December 31, 2001, and an additional 30% on December 31, 2002, except that all such options will become exercisable in the event that Mr. Fisher's employment is terminated by the Company without Cause or Mr. Fisher terminates his employment for Good Reason or by reason of his death or Disability (as defined). The employment agreements also contain noncompetition provisions applicable during the term of the employment agreements and for one-year thereafter. If Mr. Fisher's employment is terminated by the Company without Cause, or by Mr. Fisher for Good Reason, the employment agreements provide that Mr. Fisher is entitled to receive benefits and his salary (in addition to any vested benefits and previously earned but unpaid salary) for the balance of the term of the employment agreement or for at least 12 months, whichever is longer, plus an amount equal to his bonus under the 1997 Performance Plan for the immediately preceding year. In the event of Mr.

Fisher's death or Disability, he (or his representative or estate or beneficiary) will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months salary (reduced, in the case of disability, by any disability benefits he receives). If Mr. Fisher's employment is terminated for any other reason, he is entitled to receive any previously earned but unpaid salary and any vested benefits. In addition, if Mr. Fisher's employment is terminated by the Company without Cause or by Mr. Fisher for Good Reason or upon Mr. Fisher's death or Disability or the expiration of his employment agreements, Mr. Fisher would be entitled to two demand registrations of his shares in accordance with the terms of a registration rights agreement among the Company and certain of its shareholders including Mr. Fisher.

         Each of the Company and ITG had also entered into an employment agreement, dated as of April 1, 1995, with Nir Tarlovsky, the Vice President of Business Development of the Company and a Vice President of ITG, the terms of which expired on March 31, 1998. Mr. Tarlovsky's employment agreements provided that his aggregate initial base salary would be $150,000 per annum. Pursuant to the agreement with the Company, the Company granted to Mr. Tarlovsky options under its 1995 Plan to acquire up to 876,000 shares of the Class A Common Stock but in no event, greater than 2.0% of the outstanding shares of capital stock as of the date on which his employment agreement expired. Mr. Tarlovsky was granted options to acquire 192,127 shares of Class A Common Stock under the agreements. These options are exercisable at $.000457 per share, vested on April 1, 1998 and expire 10 years from the date of grant. The agreements contained non-compete covenants having a term of one year following the termination of the agreements and a confidentiality covenant. The agreement with the Company related to services to be provided by Mr. Tarlovsky solely outside of the United States, while the agreement with ITG related to services to be provided by Mr. Tarlovsky solely within the United States. The Company and ITG are negotiating new employment agreements with Mr. Tarlovsky.

         RSL COM Europe, Ltd. ("RSL Europe") has entered into an employment agreement, dated as of August 5, 1995, with Richard E. Williams, the Chief Executive Officer of RSL Europe, the term of which expires in August 1998. The employment agreement provides that Mr. Williams' base salary shall be (pound)100,000 (approximately $160,000) per annum, which amount may be increased at the sole discretion of RSL Europe's Board of Directors, all of whose members are either members of the management of the Company or an employee of the Company's subsidiary. Pursuant to the agreement, RSL Europe granted to Mr. Williams the option to purchase shares of capital stock of RSL Europe equal to up to 2.0% of the outstanding capital stock of RSL Europe (the "RSL Europe Option Rights"). In addition, Mr. Williams is, under circumstances more fully described in the agreement, entitled to receive certain annual bonus payments based upon certain performance-based goals. The agreement contains a non-compete covenant having a term of nine months following the termination of the agreement and a confidentiality covenant.

The Company entered into an agreement pursuant to which the Company, in consideration for his waiver of the RSL Europe Option Rights, granted to Mr. Williams options to purchase 350,400 shares of Class A Common Stock, which options became exercisable upon the closing date of the Initial Public Offering, at an exercise price per share of $.00457, and expire 10 years from the date of grant.

         The Company has entered into an agreement with Codan Services Limited, a corporate service company, located in Bermuda, of which Tucker Hall, the Company's Secretary and a resident of Bermuda, is a manager. Mr.

Hall serves as the Company's Secretary pursuant to such agreement.

         The Company has also entered into, or is in the process of entering into, employment agreements with other executive officers of the Company and the country managers of its local operations in the United States, the United Kingdom, France, Sweden, Finland, Australia, Italy, Japan and The Netherlands.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee for the fiscal year ended December 31, 1997 were Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During a portion of 1997, Andrew Gaspar and Itzhak Fisher were members of the Compensation Committee.

         RSL Management, which is wholly-owned by Ronald S. Lauder, the Chairman of the Board and the principal and controlling shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000. RSL Management leases such space from The Estee Lauder Companies Inc. Ronald S. Lauder, the Chairman of the Board and the principal and controlling shareholder of the Company, and Leonard A. Lauder, a director of the Company, are principal shareholders and directors of Estee Lauder, Leonard A. Lauder is the Chief Executive Officer of Estee Lauder and Fred Langhammer, a director of the Company, is the President and Chief Operating Officer of Estee Lauder. In addition, RSL Management provided payroll and benefits services to the Company for an annual fee of $6,000 through 1997, which the Company believes is less than such services would cost if obtained from third parties. (Ronald S. Lauder abstained from discussions relating to maintaining such services.) Jacob Z. Schuster, Chief Financial Officer, Executive Vice President, Treasurer and a director of the Company, is the President and Treasurer of RSL Management. In 1996, Mr. Schuster received compensation only for his services to RSL Management (and such compensation was paid by RSL Management). In 1997, Mr. Schuster received compensation from RSL Management and the Company for services provided by him to each of RSL Management and the Company. Effective January 1, 1998, Mr. Schuster devotes 75% of his time to the Company and 25% of his time to RSL Management and is being compensated by each of the Company and RSL Management on that basis.

         Ronald S. Lauder, the Chairman of the Board and the principal and controlling shareholder of the Company has personally guaranteed the Company's $7.5 million revolving credit facility with The Chase Manhattan Bank (the

"Revolving Credit Facility"). During a portion of 1997, the outstanding commitment amount under the Revolving Credit Facility was $15.0 million and Mr. Lauder had also personally guaranteed such amount. As consideration for Mr. Lauder's guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, the Lauder Warrants. The Lauder Warrants became exercisable beginning on October 3, 1997 at an exercise price of $.00457.

         The Company entered into a consulting agreement as of September 1, 1995 with Eugene A. Sekulow, a director of the Company. The consulting agreement expired August 31, 1997. The consulting agreement provided for Mr. Sekulow to receive a $24,000 annual fee, as well as an annual grant of options to purchase 21,900 shares of Class A Common Stock, for services rendered as a consultant to the Company. The Company does not intend to enter into agreements and arrangements with its non-employee directors or their affiliates.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for recommending to the Board of Directors the overall direction for the executive compensation strategy of the Company and for the ongoing monitoring of the strategy's implementation. In addition to recommending and reviewing the compensation of the executive officers, it is the responsibility of the Compensation Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, including the 1997 Plan, the 1997 Performance Plan and the Directors' Plan. The Compensation Committee makes its compensation determinations based upon its own analysis of information it compiles and the business experience of the members.

Overall Policy

         The Compensation Committee believes that the Company's executive officers constitute a highly qualified and motivated management team and are largely responsible for the Company's growth and success to date. The Compensation Committee further believes that the stability of the management team, as well as the Company's ability to continue to incentivize management and to attract and retain highly qualified executives for its expanding operations, will be a contributing factor to the Company's continued growth and success. In order to promote stability, growth and performance, and to attract new executives, the Company's strategy is to (i) compensate its executive officers through a stable base salary set at a sufficiently high level to retain and motivate these officers but be in the lower half of its peer group comparables, (ii) link a potentially significant portion of the executive officers' annual cash compensation to the Company's overall performance each year and (iii) align the financial interests of the Company's executive officers with those of the Company's shareholders by promoting stock ownership and stock performance through the Company's various equity-related compensation plans.

         The major elements of the executive compensation program are base salary, annual performance bonuses and long-term incentive compensation in the form of stock purchase, stock options, stock grants and SARs. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical and life insurance. Base salary, bonuses and benefits are paid by the Company and its subsidiaries.

Federal Income Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million (the "Deductibility Limit"), subject to certain exceptions (including the exclusion from the cap generally of performance-based compensation). The Compensation Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under Section 162(m) of the Code. While the Company does not expect to pay its executive officers compensation in excess of the Deductibility Limit, the Compensation Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not fully deductible.

         With respect to the 1997 Performance Plan described below, because the 1997 Performance Plan was in existence prior to the completion of the Initial Public Offering, the Deductibility Limit generally will not apply to payments under such plan until the Company's first annual general meeting in 2001, the first meeting of the Company's shareholders at which directors will be elected after the close of the third calendar year following the calendar year in which the Initial Public Offering closed.

Base Salary

         With the exception of the Chief Executive Officer, base salaries for the Company's senior executives are influenced by a variety of objective and subjective factors. The Chief Executive Officer's base salary is based upon an employment agreement between the Company and the Chief Executive Officer.

Annual Incentive Bonuses

         The Company has established the 1997 Performance Plan to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The 1997 Performance Plan was effective for 1997 and is effective for each of calendar years 1998, 1999 and 2000, unless extended or earlier terminated by the Board of Directors. The Compensation Committee may determine that any bonus payable under the 1997 Performance Plan be paid in cash, in shares of Class A Common Stock or in any combination thereof, provided that not less than 50% of such bonus may be paid in cash. In addition, the 1997 Performance Plan permits a participant to elect to defer payment of his bonus on terms and conditions established by the Compensation Committee. No more than 400,000 shares of Class A Common Stock may be issued under the 1997 Performance Plan.

         Under the 1997 Performance Plan, bonuses are payable if the Company meets any one or more of the following performance criteria, which are set annually by the Compensation Committee: (i) amount of or increase in consolidated EBITDA (which consists of earnings (loss) before interest, income taxes, depreciation and amortization); (ii) revenues; (iii) earnings per share; (iv) net income; (v) gross profit margin; (vi) maximum capital expenditures; (vii) return on equity; and/or (viii) return on total capital.

         With respect to calendar year 1997 only, a cash bonus pool of $2,675,000 was established by the Board of Directors and approved by the Company's shareholders. The Company achieved the specified performance targets set by the Compensation Committee for 1997 and, under the 1997 Performance
Plan, $650,000 was awarded to the Company's Chief Executive Officer, Mr.
Itzhak Fisher. Of the balance of funds remaining in the bonus pool, approximately $1,250,000 was awarded to key employees of the Company and its subsidiaries based upon the recommendation of Mr. Fisher and as approved by the Compensation Committee and the Board of Directors (including $997,500 paid to the other Named Executive Officers). The $775,000 balance of the $2,675,000 cash bonus pool was not paid out. Pursuant to the terms of the 1997 Performance Plan, the awards were paid promptly following the completion of the audit of the Company's 1997 financial statements. The Compensation Committee determined that all such bonuses for 1997 were to be paid in cash.

         With respect to calendar years 1998 and thereafter, bonus amounts will be determined as follows: if 100% of such pre-established target or targets are achieved, participants will generally be eligible to receive a bonus equal to their base salary for such year. If 120% of such target is achieved, the bonus potentially payable to participants will generally equal twice their base salary for such year and, if 80% of such target is achieved, 25% of such base salary. In the case of the Company's chief executive officer, the amount of such potential bonus will be 150% of base salary if 100% of the target is achieved, 250% of base salary if 120% of the target is achieved and 25% of such base salary if 80% of the target is achieved. To the extent the Company's results exceed 80% of the target but are less that 120% of the target, the amount of the bonus payable to participants will be adjusted proportionately based on where such results fall within the ranges set forth above. Any such bonus will consist of two components. Fifty percent of the amount determined pursuant to the formula described above will be payable if the applicable target is achieved. Up to an additional 50% of such amount will be payable in the discretion of the Compensation Committee. In addition, the 1997 Performance Plan permits the Compensation Committee to grant discretionary bonuses to participants, notwithstanding that a bonus would not otherwise be payable under the 1997 Performance Plan, to recognize extraordinary individual performance.

         The Chief Executive Officer's bonus compensation is based upon an employment agreement between the Company and Mr. Fisher which provides for Mr. Fisher's participation in the 1997 Performance Plan as well as other long term bonus compensation based on the Company's stock performance over time. For additional information relating to the Company's employment agreement with the Chief Executive Officer, see the discussion at page 11 of this Proxy Statement.

Long-Term Incentive Compensation

         The Company reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of the 1997 Plan and the Directors' Plan. (For a discussion relating to the Company's Directors' Plan, refer to page 11 of this Proxy Statement.) Grants of stock, stock options and SARs under such plans provide executives with the opportunity to acquire an equity interest in the Company and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the market price of the Class A Common Stock.

         1997 Plan

         The purposes of the 1997 Plan are to foster and promote the long-term financial success of the Company and materially increase shareholder value by
(i) motivating superior performance by means of performance-related incentives, (ii) encouraging and providing for the acquisition of an ownership interest in the Company by executive officers and other key employees and
(iii) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. The 1997 Plan reflects the Company's view that it is desirable to lengthen the vesting period and shorten the terms of its options, and to have a "cost of capital" factor included in the pricing of the options.

         Under the 1997 Plan, the Compensation Committee is authorized to grant options for up to 3,100,000 shares of Class A Stock. The 1997 Plan is administered by the Compensation Committee and provides for the grant of (i) incentive and non-incentive stock options to purchase Class A Common Stock;
(ii) SARs, which may be granted in tandem with stock options, in addition to stock options, or freestanding; (iii) restricted stock and restricted units;
(iv) incentive stock and incentive units; (v) deferred stock units; and (vi) stock in lieu of cash (collectively, "Awards"). The number of shares of Class A Common Stock which are available for Awards granted under the 1997 Plan during its term is approximately 7.0% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis. The maximum number of shares for which options or SARs may be granted to any one participant in a calendar year is 500,000. The Company granted to its Chief Executive Officer, pursuant to his employment agreement with the Company, options to acquire 432,856 shares of Class A Common Stock under the 1997 Plan representing 1.0% of the Common Stock, on a fully-diluted basis. As of April 20, 1998, the Company had granted options to acquire 437,856 Class A Common Stock under the 1997 Plan.

         1995 Plan

         In April 1995, the Board of Directors authorized, and the shareholders of the Company approved, the 1995 Plan (which was later amended and restated). Under the 1995 Plan, the Company's Compensation Committee was authorized to grant options for up to 2,847,000 shares of Class A Common Stock. As of December 31, 1997, the Company had granted options to purchase 2,716,617 shares of Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Company and to attract new employees and non-employee directors. At the time of the Initial Public Offering, the 1997 Plan, the 1997 Performance Plan and the Directors' Plan were adopted and, as a result, the Company will not grant further options under the 1995 Plan.

Chief Executive Officer's Fiscal 1997 Compensation

         The compensation paid to the Company's Chief Executive Officer, Itzhak Fisher, in fiscal 1997 consisted of base salary, bonus and stock options and was established pursuant to his employment agreements with the Company and ITG. Under the terms of his employment agreements, Mr. Fisher received an annual base salary of $400,000 and his required participation in the 1997 Performance Plan resulted in bonus compensation in fiscal 1997 in the amount of $650,000. In addition, pursuant to his employment agreements, Mr. Fisher was granted options, which vest over five years and have a cost of capital factor, under the 1997 Plan to purchase 432,856 shares of Class A Common Stock representing 1.0% of the outstanding Common Stock on a fully-diluted basis. The terms of Mr. Fisher's employment agreement are described in detail at page 11 of this Proxy Statement. The Compensation Committee believes Mr. Fisher's performance in 1997, and his ability and dedication to increase the long-term value of the Company for its shareholders through leadership and vision, was excellent.

                                 Submitted By:

                               Ronald S. Lauder
                              Gustavo A. Cisneros
                               Eugene A. Sekulow

                               PERFORMANCE GRAPH



         The following performance graph compares the yearly percentage change in the total shareholder return on the Class A Common Stock during the period beginning on October 1, 1997 (the date on which the Class A Common Stock began trading publicly on the Nasdaq National Market) and ending on December 31, 1997 with the cumulative total return on The Nasdaq National Market - U.S. and Foreign Index and a self-determined peer group. The companies included in the self-determined peer group are Esprit Telecom Group, Primus Telecom Group, Inc., Telegroup, Inc., Viatel, Inc., Pacific Gateway Exchange, Inc., Star Telecommunications, Inc. and Trescom International, Inc. The comparison assumes that $100 was invested on October 1, 1997 in the Class A Common Stock and in the foregoing indices and assumes the reinvestment of dividends. The performance shown is not necessarily indicative of future performance.

              Comparison of Three-Month Cumulative Total Return

                                   [CHART]

CRSP Total Returns Index for:               10/01/97    10/31/97    11/28/97    12/31/97
-----------------------------               --------    --------    --------    --------
RSL Communications Ltd.                      100.0         97.4       104.7      91.2
Nasdaq Stock Market (US &
  Foreign)                                   100.0         94.3        94.5      92.9
Self-Determined Peer Group                   100.0         98.2       103.9     124.7


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company intends to avoid entering into agreements and arrangements (such as consulting agreements) with its non-employee directors or their affiliates which, directly or indirectly, would result in compensation being received by such directors.

         The law firm of Conyers, Dill & Pearman, of which Nicolas G. Trollope, a director of the Company, is a partner, was engaged as the Company's counsel in Bermuda for the fiscal year ended December 31, 1997 and will continue to be so engaged for the current fiscal year. Mr. Trollope does not receive compensation as a director; Conyers, Dill & Pearman was paid $47,881 in 1997.

         Pursuant to an employment agreement, dated July 31, 1997, between the Company and Andrew Shields, an executive officer of the Company, the Company loaned Mr. Shields $100,000 in 1997 to facilitate his relocation to another state at the Company's request. The principal amount of $100,000 and interest bearing a rate of 6% is due on August 11, 2002 unless either Mr. Shields sells shares of Common Stock with an aggregate value equal to or greater than $100,000 or Mr. Shield's employment is terminated, in which cases, the note is payable on demand.

         For additional disclosure with respect to certain transactions between the Company and certain of its directors, see the discussion at page 11 of this Proxy Statement under the heading "Compensation Committee Interlocks and Insider Participation."

                 PROPOSAL 2 - ADOPTION OF FINANCIAL STATEMENTS

         The Audit Committee of the Board of Directors has approved the audited financial statements for the Company's fiscal year ended December 31, 1997 (the "Financial Statements") together with the auditors' report thereon for presentation to the shareholders at the Annual General Meeting of Shareholders. Under Bermuda law, shareholders of Bermuda companies are requested to adopt the Financial Statements. The adoption of the Financial Statements by the shareholders does not affect any rights that the shareholders may have with respect to the Financial Statements. The Board of Directors recommends that the shareholders adopt the Financial Statements together with the auditors' report thereon. The adoption of the Financial Statements and the auditors' report thereon for the fiscal year ended December

31, 1997, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the adoption of the Financial Statements and the auditors' report thereon.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE FINANCIAL STATEMENTS AND THE AUDITORS' REPORT THEREON.

                     PROPOSAL 3 - APPOINTMENT OF AUDITORS

         At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte & Touche LLP be appointed as the independent auditors of the Company for the fiscal year ending December 31, 1998. If an appointment is not so made, Deloitte & Touche LLP, as the auditors in office shall continue in office until a successor is appointed. In addition, the Board of Directors recommends to the shareholders that the shareholders delegate to the Audit Committee the authority to fix the auditors' fee for the current fiscal year. The appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1998 fiscal year and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the appointment of the auditors and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year.

         Representatives of Deloitte & Touche LLP are not expected to be present at the Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS AND THE DELEGATION TO THE AUDIT COMMITTEE OF THE AUTHORITY TO FIX THE AUDITORS' FEE FOR THE CURRENT FISCAL YEAR.


                                  ---------

         Copies of the 1998 Annual Report to Shareholders are being mailed simultaneously with this Proxy Statement. If you want to save the Company the cost of mailing more that one Annual Report to the same address, the Company will discontinue, at your request to the Secretary of the Company, mailing of the duplicate copy to the account or accounts you select.

                                       By Order of the Board of Directors,


                                       Tucker Hall
                                       Secretary


Hamilton, Bermuda
April 27, 1998

                           RSL COMMUNICATIONS, LTD.

               PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  May 7, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Itzhak Fisher, Mark Hirschhorn and Nir Tarlovsky, or any one of them, with the power of substitution, the proxies of the undersigned to vote with the same force and effect as the undersigned all Class A common shares of RSL Communications, Ltd. (the "Company") held of record by the undersigned on April 20, 1998 at the Annual General Meeting of Shareholders to be held at the Southampton Princess Hotel, 101 South Shore Road, Southampton, Bermuda SN02, on May 7, 1998 at 4:00 P.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

         The Board recommends a vote FOR proposals 1, 2 and 3 below:

Please mark boxes |x|  |_| in blue or black ink only.

1.       Election of the eight nominees for director listed below:

         FOR all nominees listed below               WITHHOLD AUTHORITY to vote                  Exceptions*
                                                     for all nominees listed below

                  |_|                                         |_|                                    |_|

               Nominees: RONALD S. LAUDER, ITZHAK FISHER, JACOB Z. SCHUSTER,
                         GUSTAVO A. CISNEROS, FRED H. LANGHAMMER, LEONARD A. LAUDER, EUGENE A. SEKULOW, NICOLAS G. TROLLOPE

               Instruction: to withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below:


         *Exceptions:
                     ---------------------------------------------------------

2. Adoption of the financial statements and the auditors' report thereon for the fiscal year ended December 31, 1997.

                   FOR     |_|              AGAINST           |_|               ABSTAIN          |_|


3. Appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1998 fiscal year and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year.

                   FOR     |_|              AGAINST           |_|               ABSTAIN          |_|

         This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the eight named individuals as directors, (ii) FOR the approval and adoption of the financial statements and the auditors' report thereon, and (iii) FOR the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1998 fiscal year and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year.

         Shares cannot be voted unless this proxy card is signed and returned or shares are voted by telephone. To vote by telephone, call 1-800-207-2014. Shareholders residing outside the United States should call 212-269-5550. If you vote by telephone, there is no need to mail your proxy card. Your vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card.

         The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on May 7, 1998 and the Proxy Statement, dated April 27, 1998, prior to the signing of this proxy.



                 Dated                                 , 1998
                       --------------------------------



                    --------------------------------------
                                   Signature

                    --------------------------------------
                          Signature, if held jointly

                    Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in partnership name by an authorized person.


Will Attend Annual General Meeting          |_|

Will Not Attend Annual General Meeting      |_|

               PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY
                           IN THE ENCLOSED ENVELOPE.

                           RSL COMMUNICATIONS, LTD.

               PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  May 7, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Itzhak Fisher, Mark Hirschhorn and Nir Tarlovsky, or any one of them, with the power of substitution, the proxies of the undersigned to vote with the same force and effect as the undersigned all Class B common shares of RSL Communications, Ltd. (the "Company") held of record by the undersigned on April 20, 1998 at the Annual General Meeting of Shareholders to be held at the Southampton Princess Hotel, 101 South Shore Road, Southampton, Bermuda SN02, on May 7, 1998 at 4:00 P.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

         The Board recommends a vote FOR proposals 1, 2 and 3 below:

Please mark boxes |x| |_| in blue or black ink only.

1.       Election of the eight nominees for director listed below:

         FOR all nominees listed below               WITHHOLD AUTHORITY to vote                  Exceptions*
                                                     for all nominees listed below

                  |_|                                         |_|                                    |_|


               Nominees: RONALD S. LAUDER, ITZHAK FISHER, JACOB Z. SCHUSTER,
                         GUSTAVO A. CISNEROS, FRED H. LANGHAMMER, LEONARD A. LAUDER, EUGENE A. SEKULOW, NICOLAS G. TROLLOPE

               Instruction: to withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below:

         *Exceptions:
                      ------------------------------------

2. Adoption of the financial statements and the auditors' report thereon for the fiscal year ended December 31, 1997.


                   FOR     |_|              AGAINST           |_|               ABSTAIN          |_|


3. Appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1998 fiscal year and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year.

                   FOR     |_|              AGAINST           |_|               ABSTAIN          |_|

         This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the eight named individuals as directors, (ii) FOR the approval and adoption of the financial statements and the auditors' report thereon, and (iii) FOR the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 1998 fiscal year and the delegation to the Audit Committee of the authority to fix the auditors' fee for the current fiscal year.

         Shares cannot be voted unless this proxy card is signed and returned or shares are voted by telephone. To vote by telephone, call 1-800-207-2014. Shareholders residing outside the United States should call 212-269-5550. If you vote by telephone, there is no need to mail your proxy card. Your vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card.

         The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on May 7, 1998 and the Proxy Statement, dated April 27, 1998, prior to the signing of this proxy.

                 Dated                                 , 1998
                       --------------------------------


                    --------------------------------------
                                   Signature

                    --------------------------------------
                          Signature, if held jointly

                    Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in partnership name by an authorized person.


Will Attend Annual General Meeting          |_|

Will Not Attend Annual General Meeting      |_|


               PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY
                           IN THE ENCLOSED ENVELOPE.